SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
                  13D-1(b), (c) AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2
                                (Amendment No. )*


                             AVATECH SOLUTIONS, INC.
                                (Name of Issuer)

                          Common Stock, par value $.01
                         (Title of Class of Securities)

                                   05349Y 10 4
                                 (CUSIP Number)


                                  June 14, 2006
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [ ]    Rule 13d-1(b)

         [x]    Rule 13d-1(c)

         [ ]    Rule 13d-1(d)


-----------------------

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05349Y 10 4               13G                      Page 2 of 11 Pages
-------------------------------------------------------------------------------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Opportunity Fund, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [ ]
                                                            (b) [x]
--------------------------------------------------------------------------------

3.    SEC USE ONLY
--------------------------------------------------------------------------------

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF           5.    SOLE VOTING POWER              800,000 (1)
  SHARES
  BENEFICIALLY      ------------------------------------------------------------
  OWNED BY            6.    SHARED VOTING POWER            0
  EACH
  REPORTING         ------------------------------------------------------------
  PERSON WITH         7.    SOLE DISPOSITIVE POWER         800,000 (1)

--------------------------------------------------------------------------------
                      8.    SHARED DISPOSITIVE POWER       0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      800,000
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

      [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO-Limited Liability Company
--------------------------------------------------------------------------------

(1) Includes 300,000 shares underlying Warrants.

CUSIP No. 05349Y 10 4                13G                     Page 3 of 11 Pages
-------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sigma Capital Advisors, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                       (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF            5.      SOLE VOTING POWER          800,000 (1)
  SHARES
  BENEFICIALLY         ---------------------------------------------------------
  OWNED BY             6.      SHARED VOTING POWER        0
  EACH
  REPORTING            ---------------------------------------------------------
  PERSON WITH          7.      SOLE DISPOSITIVE POWER     800,000 (1)

                       ---------------------------------------------------------
                       8.      SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      800,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO-Limited Liability Company
--------------------------------------------------------------------------------
(1) Includes 300,000 shares underlying Warrants.

CUSIP No. 05349Y 10 4                 13G                    Page 4 of 11 Pages
-------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Sigma Capital Partners, LLC
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                      (b) [x]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF             5.    SOLE VOTING POWER         800,000 (1)
  SHARES
  BENEFICIALLY          --------------------------------------------------------
  OWNED BY              6.    SHARED VOTING POWER       0
  EACH
  REPORTING             --------------------------------------------------------
  PERSON WITH           7.    SOLE DISPOSITIVE POWER    800,000 (1)

                        --------------------------------------------------------
                        8.    SHARED DISPOSITIVE POWER  0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     800,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON ((SEE INSTRUCTIONS)

     OO-Limited Liability Company
--------------------------------------------------------------------------------
(1) Includes 300,000 shares underlying Warrants.

CUSIP No. 05349Y 10 4                13G                    Page 5 of 11 Pages
------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Thom Waye
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                      (b) [x]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
  NUMBER OF                5.    SOLE VOTING POWER          800,000 (1)
  SHARES
  BENEFICIALLY             -----------------------------------------------------
  OWNED BY                 6.    SHARED VOTING POWER        0
  EACH
  REPORTING                -----------------------------------------------------
  PERSON WITH              7.    SOLE DISPOSITIVE POWER     800,000 (1)

                           -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER   0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     800,000
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS) [ ]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

 (1) Includes 300,000 shares underlying Warrants.

Item 1(a).   Name of Issuer:

             Avatech Solutions, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             10715 Red Run Blvd., Owings Mills, Maryland 21117

Item 2(a).   Name of Person Filing:

             (i)    Sigma Opportunity Fund, LLC
             (ii)   Sigma Capital  Advisors,  LLC,  which serves as the managing member of Sigma Opportunity Fund, LLC
             (iii)  Sigma Capital  Partners,  LLC,  which is the sole member of
                      Sigma Capital Advisors, LLC
             (iv)   Thom Waye, a United States  citizen,  who is the sole member of Sigma Capital Partners, LLC.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             Each of the reporting persons has a business address of:

             800 Third Avenue, Suite 1701, New York, New York 10022.

Item 2(c).   Citizenship:

             (i)    Sigma Opportunity Fund, LLC--Delaware
             (ii)   Sigma Capital Advisors, LLC--Delaware
             (iii)  Sigma Capital Partners, LLC--Delaware
             (iv)   Thom Waye--United States

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $.01

Item 2(e).   CUSIP Number:

             05349Y 10 4

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)[ ] Broker or dealer registered under Section 15 of the Exchange
                    Act.

             (b)[ ] Bank as defined in Section 3(a) (6) of the Exchange Act.

             (c)[ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act.

             (d)[ ] Investment company registered under Section 8 of the
                    Investment Company Act.

             (e)[ ] An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E).

             (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F).

             (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G).

             (h)[ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

             (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

             (j)[ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

Item 4.      Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(i)  Sigma Opportunity Fund, LLC
             (a)  Amount Beneficially Owned:                                           800,000
             (b)  Percent of Class:                                                       5.8%
             (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:                      800,000
                   (ii)  shared power to vote or to direct vote:                             0
                   (iii)  sole power to dispose or to direct the disposition of:       800,000
                   (iv)  shared power to dispose or to direct the disposition of:            0

(ii) Sigma Capital Advisors, LLC
             (a)  Amount Beneficially Owned:                                           800,000
             (b)  Percent of Class:                                                       5.8%
             (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:                      800,000
                   (ii)  shared power to vote or to direct vote:                             0
                   (iii)  sole power to dispose or to direct the disposition of:       800,000
                   (iv)  shared power to dispose or to direct the disposition of:            0

(iii) Sigma Capital Partners, LLC
             (a)  Amount Beneficially Owned:                                           800,000
             (b)  Percent of Class:                                                       5.8%
             (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:                      800,000
                   (ii)  shared power to vote or to direct vote:                             0
                   (iii)  sole power to dispose or to direct the disposition of:       800,000
                   (iv)  shared power to dispose or to direct the disposition of:            0


(iv)     Thom Waye
             (a)  Amount Beneficially Owned:                                           800,000
             (b)  Percent of Class:                                                       5.8%
             (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:                      800,000
                   (ii)  shared power to vote or to direct vote:                             0
                   (iii)  sole power to dispose or to direct the disposition of:       800,000
                   (iv)  shared power to dispose or to direct the disposition of:            0



Item 5.    Ownership of Five Percent or Less of a Class.

           Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company or Control Person.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 21, 2006

                     SIGMA OPPORTUNITY FUND, LLC

                BY:  SIGMA CAPITAL ADVISORS, LLC, managing member

                             /s/Thom Waye
                     -------------------------------------
                            (Signature)


                            Thom Waye, Manager
                     -------------------------------------
                            (Name/Title)


                     SIGMA CAPITAL ADVISORS, LLC


                             /s/Thom Waye
                     -------------------------------------
                            (Signature)


                            Thom Waye, Manager
                     -------------------------------------
                            (Name/Title)


                     SIGMA CAPITAL PARTNERS, LLC

                            /s/Thom Waye
                     -------------------------------------
                            (Signature)


                            Thom Waye, Sole Member
                     -------------------------------------
                            (Name/Title)


                            /s/Thom Waye
                     -------------------------------------
                            (Signature)


                            Thom Waye
                     -------------------------------------
                            (Name/Title)


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                                    EXHIBIT 1

                JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

     JOINT FILING AGREEMENT (this "Agreement"), dated as of June 21, 2006, among Sigma Opportunity Fund, LLC, Sigma Capital Advisors, LLC and Sigma Capital Partners, LLC , each a Delaware limited liability company, and Thom Waye (collectively, the "Joint Filers").

                                   WITNESSETH
                                   ----------

     WHEREAS, as of the date hereof, each of the Joint Filers is filing a
Schedule 13G under the Securities Exchange Act of 1934 (the "Exchange Act") with respect to securities of Avatech Solutions, Inc. (the "Schedule 13G");

     WHEREAS,  each of the Joint  Filers is  individually  eligible  to file the
Schedule 13G;

     WHEREAS, each of the Joint Filers wishes to file the Schedule 13G and any amendments thereto jointly and on behalf of each of the Joint Filers, pursuant to Rule 13d-1(k)(1) under the Exchange Act;

     NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the parties hereto agree as follows:

     1. The Joint Filers hereby agree that the Schedule 13G is, and any amendments thereto will be, filed on behalf of each of the Joint Filers pursuant to Rule 13d-1(k)(1) under the Exchange Act.

     2. Each of the Joint Filers hereby acknowledges that, pursuant to Rule 13d-1(k)(1)(ii) under the Exchange Act, it is responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, and is not responsible for the completeness and accuracy of the information concerning any of the other parties contained therein, unless it knows or has reason to know that such information is inaccurate.

     3. Each of the Joint Filers hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13G, pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed individually or by their respective directors hereunto duly authorized as of the day and year first above written.


                                SIGMA OPPORTUNITY FUND, LLC
                           BY:  SIGMA CAPITAL ADVISORS, LLC, managing member

                                /s/Thom Waye
                                --------------------------------------------
                                Thom Waye, Manager


                                SIGMA CAPITAL ADVISORS, LLC

                                /s/Thom Waye
                                --------------------------------------------
                           BY:  Thom Waye, Manager

                                SIGMA CAPITAL PARTNERS, LLC

                                /s/Thom Waye
                                --------------------------------------------
                           BY:  Thom Waye, Sole Member


                                /s/Thom Waye
                                --------------------------------------------
                                Thom Waye